Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Vir Biotechnology, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	6,973,747 shares(2)	$7.61(4)	$53,070,214.67(4)	$138.1 per $1,000,000	$7,329.00
Equity	Common Stock, $0.0001 par value per share	Other	1,394,749 shares(3)	$6.47(5)	$9,024,026.03(5)	$138.1 per $1,000,000	$1,246.22
Total Offering Amounts				—	$62,094,240.70	—	$8,575.22
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$8,575.22

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock that become issuable under the Vir Biotechnology, Inc. 2019 Equity Incentive Plan (the “Incentive Plan”) or the Vir Biotechnology, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Vir Biotechnology, Inc.’s outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).

(2)	Represents additional shares of Common Stock reserved for issuance under the Incentive Plan as a result of the automatic increase in shares reserved thereunder on January 1, 2026, pursuant to the terms of the Incentive Plan. The Incentive Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the Incentive Plan on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to the lesser of (a) 5% of the total number of shares of Vir Biotechnology, Inc.’s capital stock outstanding on December 31 of the preceding calendar year and (b) a number of shares of Common Stock designated by action of Vir Biotechnology, Inc.’s board of directors prior to the first day of any calendar year.

(3)	Represents additional shares of Common Stock reserved for issuance under the ESPP as a result of the automatic increase in shares reserved thereunder on January 1, 2026, pursuant to the terms of the ESPP. The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to the lesser of: (a) 1% of the total number of shares of Vir Biotechnology, Inc.’s capital stock outstanding on December 31 of the preceding calendar year; (b) 2,700,000 shares of Common Stock and (c) a number of shares of Common Stock designated by action of Vir Biotechnology, Inc.’s board of directors prior to the first day of any calendar year.

(4)	Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of Vir Biotechnology, Inc.’s common stock as reported on The Nasdaq Global Select Market on February 17, 2026, which date is within five business days prior to the filing of the Registration Statement.

(5)	Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sales prices of Vir Biotechnology, Inc.’s common stock as reported on The Nasdaq Global Select Market on February 17, 2026, multiplied by 85%, which date is within five business days prior to the filing of the Registration Statement, multiplied by 85%, which is the percentage of the price per share applicable to purchasers under the ESPP.